Exhibit 99.1

scPharmaceuticals Inc. Announces Results of Type A End-of-Review Meeting with FDA Regarding FUROSCIX® NDA

No additional clinical efficacy, PK or safety data required

December 31, 2020 cash, cash equivalents, restricted cash and investments estimated to be $105 million, sufficient to fund operations through potential FUROSCIX® approval and launch and into 2023

BURLINGTON, Mass. – February 23, 2021 – scPharmaceuticals Inc. (Nasdaq: SCPH), a pharmaceutical company focused on developing and commercializing products that have the potential to optimize the delivery of infused therapies, advance patient care, and reduce healthcare costs, today announced that on February 19, 2021, the Company received the official Type A meeting minutes from the U.S. Food and Drug Administration (FDA) regarding the requirements for resubmission of the FUROSCIX® 505(b)(2) New Drug Application (NDA) following the Complete Response Letter (CRL) received on December 3, 2020.

The outstanding questions are primarily focused on Pre-Approval Inspections and bench testing. The Company will run additional modified bench tests on aged commercial units of the West Pharmaceutical Services, Inc.’s SmartDose® Gen II on-body infusor. The FDA is not requiring modifications to the device nor is it requiring the company to perform additional clinical studies to demonstrate the safety and efficacy of FUROSCIX.

The Company still anticipates the need for Pre-Approval Inspections of the West Pharmaceutical Services’ facility in Scottsdale, Arizona, the Sharp Packaging Services’ facility in Allentown, Pennsylvania and the third-party manufacturer of the off-the-shelf alcohol swabs.

John Tucker, Chief Executive Officer of scPharmaceuticals, stated: “We are pleased to have had a very productive meeting with the FDA to discuss key elements of the CRL. We have developed a plan that we believe will address the FDA’s outstanding questions and will conduct the modified bench testing which we anticipate will allow us to resubmit our FUROSCIX NDA in the third quarter of this year.

“In parallel, our Phase 3 FREEDOM clinical trial is progressing well. This trial is evaluating overall and heart failure-related costs for subjects treated with FUROSCIX for 30 days post-discharge from the emergency department compared to patients who remain in the hospital for less than or equal to 72 hours following hospitalization. If positive, we believe these data will demonstrate compelling clinical and pharmacoeconomic benefits of FUROSCIX, as a potential intervention for worsening heart failure patients pre- and post-discharge,” Mr. Tucker concluded.

About FUROSCIX (furosemide injection) for subcutaneous injection

FUROSCIX is a proprietary furosemide solution formulated to a neutral pH to allow for subcutaneous infusion via a wearable, pre-programmed on-body drug delivery system, for outpatient self-administration. FUROSCIX is currently under development for the treatment of congestion due to fluid overload in adult patients with worsening New York Heart Association (NYHA) Class II and Class III heart failure who display reduced responsiveness to oral diuretics and who do not require hospitalization. FUROSCIX has the potential to provide an outpatient alternative for the treatment of worsening heart failure due to congestion.

About scPharmaceuticals

scPharmaceuticals is a pharmaceutical company focused on developing and commercializing products that are designed to reduce healthcare costs and improve health outcomes. The Company develops, internally and through strategic partnerships, innovative products and solutions that aim to expand and advance the outpatient care of select acute conditions. The Company’s lead programs focus on the subcutaneous, self-administration of IV-strength treatments in heart failure and infectious disease. scPharmaceuticals is headquartered in Burlington, MA. For more information, please visit www.scPharmaceuticals.com.

Financial Update

The Company’s estimate that it had approximately $105 million in cash, cash equivalents, restricted cash and investments as of December 31, 2020 is preliminary and has not been audited. Complete 2020 fourth quarter and full year financial results will be announced via the Company’s March 2021 earnings release and Annual Report on Form 10-K. These preliminary unaudited results could change as a result of further review by the Company’s management and its independent auditors.

Forward-Looking Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the FDA’s review requirements, the planned resubmission of the FUROSCIX NDA, including potential timing of the resubmission, the potential timing of, and the Company’s expected progress towards, the advancement of the Company’s FREEDOM-HF clinical trial, including the expected timing and results thereof and the Company’s projected financial guidance. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the risk of the ability of the FUROSCIX On-Body Infusor to appropriately deliver therapy, the results of the above-referenced bench testing, the receipt of regulatory approval for the FUROSCIX On-Body Infusor or any of our other product candidates or, if approved, the successful commercialization of such products, the risk of cessation or delay of any of the ongoing or planned clinical trials and/or our development of our product candidates, the risk that the results of previously conducted studies will not be repeated or observed in ongoing or future studies involving our product candidates, and the risk that the current COVID-19 pandemic will impact the Company’s clinical trial, the timing of the resubmission of the Company’s FUROSCIX NDA and other operations. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2019 on file with the Securities and Exchange Commission, available at the Securities and Exchange Commission’s website at www.sec.gov, and as well as discussions of potential risks, uncertainties and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Katherine Taudvin

scPharmaceuticals Inc., 781-301-6706

ktaudvin@scpharma.com

Investors:

Hans Vitzthum

LifeSci Advisors, 617-430-7578

hans@lifesciadvisors.com

Media:

Kate Coyle

ICR Inc., 203-682-8210

kate.coyle@icrinc.com